Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109755, 333-103595, 333-80065, 333-06563, 333-11451, 333-35651, 333-28929, 333-28927, 333-71913, 333-80963, 333-131144 and 333-11583) of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Secure Computing Corporation, Secure Computing Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Secure Computing Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 28, 2006

62